Exhibit 3.1
Senior Secured Convertible Promissory Note - Golden Triangle Ventures

Golden Triangle Ventures, Inc.
702-413-6329

EXHIBIT B

SENIOR SECURED PROMISSARY NOTE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISPOSITION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$500,000 May 14, 2021

This Senior Secured Promissory Note (this "**Note**") dated May 14, 2021 (**"Closing Date")** is a duly authorized obligation of Lelantos Holdings, Inc., a Wyoming corporation ("**Borrower**"). This Note is being issued by and among Borrower and the holder of this Note, Golden Triangles Ventures, Inc. ("**Holder**"), a Nevada incorporated company, pursuant to which Borrower may borrow an aggregate principal amount of $500,000.00 (the "**Principal Amount**"). This Note is a senior secured obligation of Borrower. This Note is a direct obligation of Borrower and Lender's ability to collect on the Collateral shall be *pari passu* between Borrower and each Subsidiary.

Capitalized terms used and not otherwise defined herein, shall have the respective meanings ascribed to such terms as set forth in the Purchase Agreement.

1. Principal Amount. On the Closing Date of this Note, the Principal Amount shall be $500,000. (Five Hundred Thousand Dollars).

2. **Interest**. Simple interest shall accrue monthly from the date of this Note on the unpaid Principal Amount at a rate equal to eight percent (8%) per annum which interest shall be paid on a monthly basis beginning on January 1, 2021.

3. **Repayment and Maturity**. This Note shall be repaid according to the schedule attached hereto as **Exhibit A,** pro-rated for any lesser Principal Amount, in equal monthly installments of principal and interest beginning on January 1, 2021. Any unpaid Principal Amount and Interest shall be due and payable in full no later than January 1, 2026 (the "**Maturity Date**").

4. **Prepayment**. Borrower may prepay all or any portion of the Note.

5. **Repayment in Equity Stock**. The Holder, in its sole discretion, may choose to convert any .or all of the outstanding unpaid Principal Amount and Interest of this Note to Common Equity of Borrower on a dollar-for-dollar basis upon the earlier of an Event of Default or the Maturity Date. The Conversion shall be at a 25% discount to the Volume Weighted Average Price ("VWAP") of the Borrower's stock of the three trading days prior to the Holder's Notice of Conversion pursuant to Paragraph 18 herein.

JW Joshua Weaver SD Steffan Dalsgaard

6. **Seniority of Note**. This Note shall rank senior to all other Indebtedness of Borrower and its Affiliates. Upon request by Holder, Borrower shall provide Holder with all documentation necessary to assure Holder of its seniority position with respect to this Note and all other Indebtedness of Borrower and its Affiliates.

7. **Usury**. All agreements between Borrower and Holder are expressly limited, so that in no event or contingency whatsoever, whether by reason of the advancement of the proceeds of this Note, acceleration of maturity of the unpaid principal balance, or otherwise, will the amount paid or agreed to be paid to Holder for the use or forbearance of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances whatsoever, fulfillment of any provision of this Note, after timely performance of the provision is due, will involve transcending the limit of validity prescribed by law which a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of validity. If, under any circumstances whatsoever, Holder ever receives as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest will be applied to the reduction of the unpaid principal balance under this Note and not to the payment of interest, or, if the excessive interest exceeds the unpaid balance of principal under this Note, the excess will be refunded to Borrower. This provision controls every other provision of all agreements between Holder and Borrower.

8. **Default**.

(a) Events of Default. Each of the following shall constitute an "Event of Default" in which case, the entire unpaid principal of this Note, together with all accrued and unpaid interest on the original Principal Amount shall become and be immediately due and payable upon written demand of the Holder, without any other notice or demand of any kind or any presentment or protest:

(i) Payment Default. Borrower fails to make any payment required by this Note when due;

(ii) Compliance and Performance. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in the Purchase Agreement or any related documents;

(iii) Default in Favor of Third Parties. Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person, in excess of five hundred thousand US dollars ($500,000) that may materially affect Borrower's property or either Borrower's ability to repay this Note or perform either Borrower's obligations under this Note or any related documents;

(iv) False Statements. Any warranty, representation or statement made or furnished to Holder by Borrower is knowingly false or misleading in any material respect, at the time made or furnished;;

(v) Dissolution. The dissolution, termination, or winding up of Borrower as a going business, without the consent of Holder;

(vi) Insolvency. The insolvency of Borrower or the execution by either Borrower of an assignment for the benefit of creditors, or the convening by Borrower of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of his debts; or the failure of Borrower to pay its debts as they mature; or if Borrower is generally not paying its debts as they mature;

JW Joshua Weaver SD Steffan Dalsgaard

(vii) Bankruptcy. The filing by Borrower (or against Borrower to which Borrower acquiesces or which is not dismissed within sixty (60) days after the filing thereof) of any proceeding under the federal bankruptcy laws now or hereafter existing or any other similar statute now or hereafter in effect, the entry of an order for relief under such laws with respect to Borrower, or the appointment of a receiver, bankruptcy trustee, custodian or conservator of all or any part of the assets of Borrower;

(viii) Effect on Collateral. Any attachment, garnishment, levy or execution upon, or judicial seizure of, any portion of the Collateral (as defined below);

(b) Cure Provisions. If any Event of Default, other than a default in payment, is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding three (3) months, it may be cured if Borrower, after receiving written notice from Holder demanding cure of such default: (1) cures the Event of Default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Holder deems in Holder's sole discretion to be sufficient to cure the Event of Default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

(c) Remedies Upon Default. In the case of an Event of Default, Holder shall have the option in its sole and absolute discretion to:

(i) Accelerate payment of the entire balance due pursuant to Section 8 below;

(j) Executed on the Collateral pursuant to Section 9 below; and/or

(k) Pursue all legal and equitable remedies that Holder may have available to it.

9. **Late Fee**. If Holder fails to receive from Borrower any payment of principal required within five (5) days of the due date, then a late charge by way of damages of Five Percent (5%) (the "**Default Rate**") of the amount of each unpaid installment shall be immediately due and payable. Borrower recognizes that failure to make payments when due will result in Holder incurring additional expenses, including without limitation, collection and accounting charges, in servicing this Note, and in loss to Holder of the use of the money due, and that it would be extremely difficult and impractical to ascertain the actual amount of damages. Borrower therefore agrees that this late charge and the Default Rate is a fair and reasonable estimate of the damages to Holder, which sum Borrower agrees to pay on demand. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue amount, and shall not prevent Holder from exercising any other rights and remedies available to Holder. Any sum not paid when due (whether at stated maturity, upon acceleration or otherwise) shall bear interest from the date due until paid in full at a per annum rate equal to Eight Percent (8%) per annum.

10. **Acceleration**. The entire amount of the Balance will become immediately due and payable, at the option of Holder, upon an Event of Default. The failure of Holder to exercise an option to accelerate payment of this Note will not constitute a waiver of the right to exercise the option in the event of any subsequent default of any kind.

JW Joshua Weaver

SD Steffan Dalsgaard

11. **Security Interest**. As security for the full, prompt and complete payment and performance of Borrower's obligations hereunder, Borrower grants to Holder a security interest in and to all assets of Borrower and its subsidiaries as further described in the Security Agreement referenced in the Purchase Agreement and also to all of the equity described in that certain Pledge Agreement referenced in the Purchase Agreement (collectively, the "**Collateral**"), in accordance with and subject to the terms and conditions of the Security Agreement and Pledge Agreement, as applicable, and subject in all respects to the holders of the Permitted Liens. In the event that Borrower fails to make a payment due under this Note which is more than thirty (30) days past due, Holder shall be entitled to enforce its rights under this Note by executing on the Collateral. Such continuing security interest in the Collateral shall remain in full force and effect until this Note is paid in full by Borrower. Therefore, as inducement for Holder to execute this Note, Borrower shall not and shall not attempt to sell, dispose of or otherwise convey in any respect all, or any part of, the Collateral without Holder's consent until this Note has been paid in full.

12. **Representations and Warranties of Borrower.** Borrower hereby represents and warrants to Holder as follows:

(a) **Organization and Standing**. Borrower is duly organized and existing under the laws of its state of formation and is in good standing under such laws.

(b) **Power**. Borrower has all requisite legal power to execute and deliver this Agreement and to carry out and perform it obligations under the terms of this Agreement and each Note.

(c) **Authorization**. All corporate action on the part of Borrower, its officers, directors, managers and members, as applicable, necessary for the authorization, execution, delivery and performance of this Agreement by Borrower, the authorization, sale, issuance and delivery of the Note, and the performance of Borrower' obligations hereunder and thereunder has been taken. This Agreement and the Note, when executed and delivered by Borrower (and assuming due authorization, execution and delivery by Lender), shall constitute valid and binding obligations of Borrower enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(d) **Governmental Consents and Filings**. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Borrower in connection with the consummation of the transactions contemplated by this Agreement or the Note, except for filings pursuant to applicable state and federal securities laws, which have been made or will be made by Borrower in a timely manner.

(e) **Litigation**. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation (any of the foregoing, an "**Action**") pending or, to Borrower' knowledge, currently threatened against Borrower or its shareholders or members, nor to Borrower' knowledge is there any reasonable basis therefor. There are no Actions pending or, to Borrower' knowledge, threatened against any officer, director, member, manager or key employee of Borrower that relates to Borrower (including without limitation by way of such person's prior employment, their use in connection with Borrower' business of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties, or their obligations under any agreements with prior employers, clients or other parties). Borrower is not a party to or named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, nor to its knowledge is any of its officers, directors, managers or key

employees named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that relates to. There is no action, suit, proceeding or investigation by Borrower which Borrower intends to initiate.

(f) **<u>Compliance with Other Instruments</u>.** Borrower is not in violation or default of (i) any provisions of its charter documents, (ii) of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or (iii) of any provision of federal or state statute, rule or regulation applicable to Borrower, the violation of which could have a material adverse effect on Borrower. The execution, delivery and performance of this Agreement and the Note and the consummation of the transactions contemplated hereby or thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of Borrower or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to Borrower, their prospects, business or operations, or any of their assets or properties.

(g) **<u>Absence of Undisclosed Liabilities</u>**. Borrower does not have any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or any state of facts or circumstances existing at or prior to the Closing Date other than: (a) liabilities set forth on the Latest Balance Sheet (including any notes thereto); and (b) other liabilities and obligations expressly disclosed in the other schedules to this Agreement.

(h) **<u>Ordinary Course; No Material Adverse Change</u>**. Since the date of the Latest Balance Sheet, the business and affairs of the Borrower has been conducted in the ordinary course and there has been no material adverse change in the financial condition, operating results, assets, operations, business prospects, employee relations or, to Borrower' knowledge, customer or supplier relations of Borrower, taken as a whole.

(i) **<u>Assets</u>**. Each of the Borrower has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises or shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens and except for Liens disclosed on the Latest Balance Sheet (including any notes thereto) and Liens in favor of Lender pursuant to this Agreement and the other Note Purchase Documents to which Borrower is a party and Liens for current property Taxes not yet due and payable. Each of the Borrower' buildings, equipment and other tangible assets are in good operating condition in all material respects and are fit for use in the ordinary course of business, ordinary wear and tear excepted. Borrower owns or has a valid leasehold interest in all of the Collateral, as applicable.

(j) **<u>Tax Matters</u>**. There are no federal, state, county, local or foreign taxes due and payable by Borrower which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of Borrower which are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports by any applicable federal, state, local or foreign governmental agency. Borrower has duly and timely filed all federal, state, county, local and foreign Tax Returns required to have been filed by (if any) it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(k) **<u>Enforceable Contracts</u>**. All contracts, agreements and instruments entered into on behalf of the Borrower is valid, binding and enforceable in accordance with their respective terms. Each of the Borrower has performed all material obligations required to be performed by it under each of the contracts, agreements and instruments to which they are a party and are not in material default under or in material breach nor in receipt of any claim of material default or material breach under any such contract, agreement or

JW Joshua Weaver S D Steffan Dalsgaard

instrument; no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by Borrower under any such contract, agreement or instrument; Borrower does not have any present expectation or intention of not fully performing all such obligations and such entity has no knowledge of any breach or anticipated breach by the other parties to any such contract, agreement, instrument or commitment.

(l) **Governmental Consent, etc**. To the knowledge of the Borrower, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by Borrower of this Agreement or the other Note Purchase Documents to which such entity is a party, or the consummation by such entity of any other transactions contemplated hereby or thereby.

(m) **Compliance with Laws**. To the Borrower's knowledge, Borrower is in material compliance with all applicable federal, state and local laws, rules and regulations and all applicable rules and regulations of any governmental authority, including, without limitation, all applicable federal, state and local laws, rules and regulations and all applicable rules and regulations of any governmental authority pertaining to antitrust, tax, intellectual property rights and workers compensation.

13. Representations and Warranties of Holder. Holder hereby represents and warrants that, as of the Closing Date and, if applicable, on the date of receipt of any Additional Shares, (i) it is an "accredited investor" (an "Accredited Investor") within the meaning of Rule 501 under the Securities Act.

14. **Successors and Assigns.** The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

15. **Governing Law and Venue**. This Note is governed by and construed in accordance with the laws of the State of California, excluding conflict of law rules and principles. Any dispute arising hereunder may only be brought within the State Courts of Clark County, Nevada and the Federal Courts of the District of Nevada.

16. **Amendment**. This Note may be amended or modified only by an instrument in writing which by its express terms refers to this Note and which is duly executed by the party sought to be bound.

17. **Action to Collect on Note.** If action is instituted to collect on this Note, Borrower promises to pay all costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

18. **Notices**. Any notice or other required or permitted communication must be in writing and will be deemed given and effective (a) when delivered personally or by overnight courier service, or (b) three (3) days after the postmark date if mailed by certified or registered mail, postage prepaid, return receipt requested, to Holder to the address at the beginning of this Note and to Borrower at the addresses stated below the signature of the respective authorized representatives, or to another address as that party may designate from time to time in a written notice to the other party in accordance with this Section 14.

19. **Assignment**. This Note, and any and all rights and obligations thereunder, may be assigned by Holder to any person or entity without consent of Borrower.

20. **Severability**. If any provision or any word, term, clause, or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective but the remainder of this Note and any of its provisions shall not be affected and shall remain in full force and effect.

21. **Authority**. Borrower states that it is duly authorized to execute and deliver this Note, in accordance with duly and regularly adopted existing authority and, if necessary, resolution of the respective governing bodies of Borrower, and that this Note is binding upon Borrower in accordance with its terms.

JW Joshua Weaver

S D Steffan Dalsgaard

22. **No Waiver**. Any forbearance, failure or delay by Holder in exercising any right, power or remedy under this Note, or otherwise available to Holder shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

23. **Headings**. The headings in this Note are for reference only and shall not affect the interpretation of this Note.

IN WITNESS WHEREOF, by the execution hereof, Borrower hereby acknowledges, approves, and agrees to the terms of this Senior Secured Promissory Note.

BORROWER:

LELANTOS HOLDINGS, INC.

By: ______________________
Name: Joshua Weaver
Title: CEO

Mailing Address:

c/o Registers Agents, Inc.
401 Ryland St Ste 200-A
Reno, NV 89502

JW Joshua Weaver SD Steffan Dalsgaard